Exhibit 99.1

For Immediate Release

Osmotica Pharmaceuticals plc Announces Corporate Name Change to RVL Pharmaceuticals plc, New Ticker Symbol “RVLP,” Plans to Launch UPNEEQ® into the Medical Aesthetics Market, and Provides Fourth Quarter 2022 Net Sales Guidance

-- Fourth Quarter 2021 net sales for UPNEEQ grew by approximately 41% to $3.1 million compared to the third quarter 2021 --

-- Fourth Quarter 2022 net sales for UPNEEQ targeted to range from $20-$25 million --

-- Full national launch into medical aesthetics expected to commence in February 2022 --

-- Company to host video webcast at 8:30am ET on January 19, 2022 --

Bridgewater, NJ, January 19, 2022 – Osmotica Pharmaceuticals plc (Nasdaq: OSMT) (“OSMT” or the “Company”), a specialty pharmaceutical company, announced today that the Company has changed its name to RVL Pharmaceuticals plc (Nasdaq: RVLP) (“RVL”). This rebranding reflects RVL’s strategy to become a growth company in eye care and medical aesthetics, and, as part of this transformation, RVL has launched a new corporate website www.rvlpharma.com.

Upon U.S. Food and Drug Administration (“FDA”) approval in 2020, RVL launched UPNEEQ® (oxymetazoline hydrochloride ophthalmic solution), 0.1%, the first and only FDA-approved ophthalmic solution for the treatment of acquired blepharoptosis, more commonly known as droopy eyelid(s) or ptosis. The Company’s commercial efforts related to UPNEEQ to date have been focused on eye care, establishing a foundation of safety and efficacy, while increasing awareness and expanding education throughout the optometry and ophthalmology communities.

“This is an exciting and important day for our company, as we formally become RVL Pharmaceuticals. We have established a unique business model to capture the full value of UPNEEQ. We have streamlined and disintermediated the traditional Rx value chain, creating what we believe is a first-in-class business platform to market self/cash-pay products,” stated Brian Markison, Chief Executive Officer of RVL Pharmaceuticals.

“Despite its prevalence, we believe low-lying eyelids have historically gone overlooked and undiagnosed due to the absence of non-invasive treatment options. We continue to build momentum in eye care, and early feedback from our Ambassador Program within medical aesthetics has been encouraging, and excitement continues to build as we expand our educational efforts in this channel.

“With a strong foundation of safety and efficacy in eye care, we believe our team is well-prepared to expand into medical aesthetics and bring this innovative treatment option to appropriate patients. Our dedicated business unit is fully staffed with the sales force on-boarding and training well under way ahead of our anticipated full national launch in February. In addition to our direct dispense model, we are rolling out our ‘virtual’ model for healthcare providers in select states in the weeks ahead. We are excited to offer healthcare providers in the eye care and now medical aesthetics markets an option to treat appropriate adult patients with acquired ptosis,” concluded Markison.

Recent Commercial Highlights for UPNEEQ:

•	Fourth quarter 2021 net sales for UPNEEQ grew by approximately 41% to $3.1 million compared to the third quarter 2021.

•	The number of cumulative unique pharmacy prescribers at year-end 2021 was 10,500, an increase of approximately 30% compared to the end of the third quarter of 2021.

•	At year-end 2021, approximately 1,000 eye care providers were participating in the direct dispense program.

•	At year-end 2021, optometry accounted for about 62% of UPNEEQ’s prescriber base, with ophthalmology representing approximately 38%.

•	The prescription mix for UPNEEQ was approximately 60% for 30-count equivalent units and 40% for the 90-count equivalent units in the fourth quarter of 2021, and when combined with the direct dispense program, the Company sold more than 39,000 30-count equivalent units in the fourth quarter of 2021, an approximately 50% increase from the 26,500 30-count equivalent units sold in the third quarter of 2021.

Fourth Quarter 2022 Net Sales Guidance

•	The Company is targeting net sales for the fourth quarter of 2022 to be between $20 million and $25 million combined between eyecare and medical aesthetics.

Video Webcast Information

As previously announced, the Company will host a webcast to discuss recent UPNEEQ trends, pending expansion into the medical aesthetics market and other general business updates as follows:

Date:	Wednesday, January 19, 2022

Time:	8:30a.m. ET

Webcast:	https://experience.v-unite.com/#/aestheticrecorddemo/rvlinvestorday/room/welcome

The webcast will be available thereafter via the Company’s website at www.rvlpharma.com under the “Investor & News” section.

Preliminary Financial Information

The financial and operating data for the fourth quarter of 2021 is preliminary and may change. This preliminary data has been prepared by, and is the responsibility of the Company’s management and no independent accounting firm has audited, reviewed, compiled or performed any procedures with respect to this preliminary financial data. There can be no assurance that the Company’s actual results for this quarterly period will not differ from the preliminary financial and operating data and such changes could be material. In addition, the Company’s estimate of revenue for the fourth quarter of 2021 should not be viewed as a substitute for full financial statements for the fourth quarter of 2021 prepared in accordance with U.S. generally accepted accounting standards. Additional information that will be material to investors will be provided in the financial statements for the year ended December 31, 2021, and, accordingly, investors should not place undue reliance on the limited preliminary information being provided herein.

Forward Looking Statements

This press release includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, its results of operations, financial condition, liquidity, prospects, financial guidance, growth plan, strategies, trends and other events, particularly relating to sales of ourthe product and the development, approval and introduction of new products, FDA and other regulatory applications, approvals and actions, the continuation of historical trends, and the sufficiency of cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company may not achieve the plans, intentions or expectations disclosed in its forward-looking statements, and investors should not place significant reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. Important factors that could cause actual results and events to differ materially from those indicated in these forward-looking statements include the following: the Company’s dependence on Upneeq; its ability to raise additional capital to continue our operations; its ability to successfully market and sell Upneeq; failures of or delays in clinical trials or other delays in obtaining regulatory approval or commencing product sales for new products; the impact of legal proceedings; the Company’s ability to service its substantial debt; the impact of competition from both from other manufacturers or compounding pharmacies; any interruption at our pharmacy or at facilities operated by third parties that the Company relies on for its product; the Company’s ability to develop and maintain sales capabilities; the impact of any litigation related to allegations of infringement of intellectual property; the impact of any changes in the extensive governmental regulation that the Company faces; manufacturing or quality control issues that the Company or its partners may face; and other risks and uncertainties more fully described in the “Risk Factors” section of the Company’s Current Report on Form 8-K filed on September 8, 2021 and other filings that the Company makes with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and the Company does not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

IMPORTANT SAFETY INFORMATION

INDICATION

UPNEEQ® (oxymetazoline hydrochloride ophthalmic solution), 0.1% is indicated for the treatment of acquired blepharoptosis in adults.

WARNINGS AND PRECAUTIONS

•	Ptosis may be associated with neurologic or orbital diseases such as stroke and/or cerebral aneurysm, Horner syndrome, myasthenia gravis, external ophthalmoplegia, orbital infection and orbital masses. Consideration should be given to these conditions in the presence of ptosis with decreased levator muscle function and/or other neurologic signs.

•	Alpha-adrenergic agonists as a class may impact blood pressure. Advise UPNEEQ patients with cardiovascular disease, orthostatic hypotension, and/or uncontrolled hypertension or hypotension to seek medical care if their condition worsens.

•	Use UPNEEQ with caution in patients with cerebral or coronary insufficiency or Sjögren’s syndrome. Advise patients to seek medical care if signs and symptoms of potentiation of vascular insufficiency develop.

•	UPNEEQ may increase the risk of angle closure glaucoma in patients with untreated narrow-angle glaucoma. Advise patients to seek immediate medical care if signs and symptoms of acute narrow-angle glaucoma develop.

•	Patients should not touch the tip of the single patient-use container to their eye or to any surface, in order to avoid eye injury or contamination of the solution.

ADVERSE REACTIONS

Adverse reactions that occurred in 1-5% of subjects treated with UPNEEQ were punctate keratitis, conjunctival hyperemia, dry eye, blurred vision, instillation site pain, eye irritation and headache.

DRUG INTERACTIONS

•	Alpha-adrenergic agonists, as a class, may impact blood pressure. Caution in using drugs such as betablockers, anti-hypertensives, and/or cardiac glycosides is advised. Caution should also be exercised in patients receiving alpha adrenergic receptor antagonists such as in the treatment of cardiovascular disease, or benign prostatic hypertrophy.

•	Caution is advised in patients taking monoamine oxidase inhibitors which can affect the metabolism and uptake of circulating amines.

About RVL Pharmaceuticals plc
RVL Pharmaceuticals plc is a specialty pharmaceutical company focused on the commercialization and development of products that target markets with underserved patient populations in the ocular and medical aesthetics therapeutic areas. The Company is currently commercializing UPNEEQ® (oxymetazoline hydrocholoride ophthalmic solution, 0.1%), for the treatment of acquired blepharoptosis, or low-lying eyelid, in adults. UPNEEQ is the first non-surgical treatment option approved by the FDA for acquired blepharoptosis.

Investor and Media Relations for RVL Pharmaceuticals plc

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com